2024 Stock-Settled Restricted Stock Unit Grant Terms and Conditions                Exhibit 10.13
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Purpose	To encourage retention of key managers so as to support the execution of business strategies in order to encourage and reward the creation of sustainable, long-term shareholder value and achieve future goals. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Plan.

Restricted Stock Units	Restricted Stock Units valued on the same basis as Brunswick Corporation (“Brunswick”) common stock where one unit equals one share. Dividend equivalents will be reinvested in additional Restricted Stock Units, which will be subject to the same vesting conditions applicable to (and settled at the same time as) the underlying Restricted Stock Units. There are no voting rights or any other rights as a stockholder attached to Restricted Stock Units.

Grant Date	____________, 2024
Award	____________ Restricted Stock Units.
Normal Vesting
Restricted Stock Units will vest and be distributed after the Grant Date in accordance with the following schedule, subject to the Grantee’s continued employment through such date:
Date Percentage Vested One-Year Anniversary of the Grant Date 33% Two-Year Anniversary of the Grant Date 33% Three-Year Anniversary of the Grant Date 34% The Restricted Stock Units shall become vested in three equal installments on the first through third anniversaries of the Grant Date, subject to the continuous employment of the Grantee with the Company until the applicable vesting date.

Vesting Upon Retirement (as defined below)
•Upon a termination of employment due to Retirement (as defined below) on or after the first anniversary of the Grant Date, and prior to a Change in Control (as defined in the Plan), all of the award will become fully vested as of the date of Retirement and be distributed according to the schedule above.
•Upon a termination of employment due to Retirement prior to the first anniversary of the Grant Date, and prior to a Change in Control, a pro-rata portion of the award will be vested as of the date of Retirement and be distributed according to the schedule above. For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (i) the number of restricted stock units awarded under this Award and (ii) a fraction, the numerator of which is the number of days that have elapsed since January 1 of the year of grant through the date of termination of the Grantee’s employment, provided such number does not exceed 365, and the denominator of which is 365.
•The award shall be forfeited in its entirety upon a termination for Cause, even if the Grantee would otherwise be eligible for Retirement.

2024 Stock-Settled Restricted Stock Unit Grant Terms and Conditions                Exhibit 10.13
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Prorated Vesting Upon Involuntary Termination Without Cause	If the Grantee’s employment is terminated by Brunswick for a reason other than Cause or Permanent Disability, and the Grantee is not eligible for Retirement, then a pro-rata portion of the award will be vested as of the date of such termination of employment and be distributed on the next scheduled distribution date. For purposes of the foregoing sentence, a “pro-rata portion” will mean the product of (i) the number of Restricted Stock Units awarded that would have vested on the next scheduled vesting date and (ii) a fraction, the numerator of which is the number of days that have elapsed since the prior vesting date (or, if there was no prior vesting date, the Grant Date) through the date of termination of the Grantee’s employment, and the denominator of which is 365.

Vesting Upon Death or Permanent Disability	In the case of a termination of employment due to death or a Permanent Disability, the award will become fully vested and distributed as of the date of such death or Permanent Disability.
Vesting Upon Termination After Change in Control
•If the award is effectively assumed or continued by the surviving or acquiring corporation in a Change in Control and (i) the Grantee’s employment terminates due to Retirement (and not for Cause or due to Permanent Disability), (ii) Brunswick terminates the Grantee’s employment without Cause or (iii) the Grantee resigns for Good Reason (as defined below), then in each case all of the award will be vested and distributed as of the date of such termination of employment; provided, however, that if the award is considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A with respect to the Grantee and (A) the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code Section 409A or (B) the termination of employment occurred more than two (2) years following the occurrence of the “change in control event,” then the vested award shall be distributed on the Normal Vesting dates set forth above.
•If the award is not effectively assumed or continued by the surviving or acquiring corporation in a Change in Control, the award shall vest in full and be distributed as of the date of the Change in Control; provided, however, that if the award is considered “nonqualified deferred compensation” within the meaning of Internal Revenue Code Section 409A with respect to the Grantee and the Change in Control was not a “change in control event” within the meaning of Internal Revenue Code Section 409A or to the extent distribution would be impermissible under Internal Revenue Code Section 409A, then the vested award shall be distributed on the Normal Vesting dates set forth above.
•Determinations as to whether the award has been effectively assumed or continued by the surviving or acquiring corporation shall be made by the Human Resources and Compensation Committee, as constituted prior to the Change in Control.

Forfeiture Upon Termination	Except as otherwise provided herein, Restricted Stock Units will be forfeited upon a termination of employment prior to vesting.
The Restricted Stock Units shall be forfeited in their entirety upon any termination for Cause.

2024 Stock-Settled Restricted Stock Unit Grant Terms and Conditions                Exhibit 10.13
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Timing and Form of Distribution	Upon distribution, shares will be credited to an account established for the benefit of the Participant with the Company’s administrative agent.
Distributions will occur as soon as practicable, but no later than thirty (30) days after the distribution date provided above, except that if the Grantee is a “specified employee” (as such term is defined under Internal Revenue Code Section 409A) as of the date of his or her “separation from service” (as such term is defined under Internal Revenue Code Section 409A), then to the extent any amount to be distributed in connection with the settlement of the award is payable upon the Grantee’s “separation from service” and constitutes the payment of nonqualified deferred compensation, within the meaning of Internal Revenue Code Section 409A, the distribution will not be made before six (6) months after separation from service (or, if earlier, death).
Tax Withholding	For those becoming eligible for Retirement or whose employment is terminated by Brunswick for a reason other than Cause or Permanent Disability prior to the year of a scheduled distribution, tax withholding liability to meet required FICA must be paid via payroll or participant check by i) the end of the year of becoming eligible for Retirement or terminating employment, as the case may be, or ii) at the Company’s discretion, collected during the first calendar quarter of the next year. Subsequent Federal, state and local income tax withholding must be paid via share reduction upon distribution.

For all others, tax withholding liability (to meet required FICA, Federal, state, and local withholding) must be paid via share reduction upon distribution.

Definitions	“Cause” shall mean the Grantee’s: a) Conviction of a crime, including by a plea of guilty or nolo contendere, involving theft, fraud, perjury, or moral turpitude;
b)    Intentional or grossly negligent disclosure of confidential or trade secret information of the Company or a Related Company to anyone not entitled to such information;
c)    Willful omission or dereliction of any statutory or common law duty of loyalty to the Company or a Related Company;
d)    A willful and material violation of the Company’s Code of Conduct or any other written Company policy; or
e)    Repeated failure to carry out the material components of the Grantee’s duties despite specific written notice to do so by the Chief Executive Officer, other than any such failure as a result of incapacity due to physical or mental illness.

2024 Stock-Settled Restricted Stock Unit Grant Terms and Conditions                Exhibit 10.13
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Definitions Continued
“Good Reason” shall have the meaning set forth in the employment agreement, if any, between the Grantee and Brunswick as in effect on the Grant Date, provided that if the Grantee is not a party to an employment agreement that contains such definition, then Good Reason means the occurrence of any of the following events without the Grantee’s express written consent: (a) a material breach by Brunswick of any provision of this Agreement; (b) Brunswick’s failure to pay any portion of Grantee’s compensation when due or to include Grantee in any bonus or incentive plan that applies to similarly situated employees of Brunswick; (c) Brunswick’s failure to provide, or continue to provide, Grantee with either the perquisites or employee health and welfare benefits (including, without limitation, life insurance, medical, dental, vision, long-term disability and similar benefits), generally provided to similarly situated employees of Brunswick; (d) a Reduction in Authority or Responsibility of the Grantee (as defined below); (e) a Reduction in Compensation (as defined below); and (f) a Business Relocation Beyond a Reasonable Commuting Distance (as defined below); provided, however, that the occurrence of any such condition shall not constitute Good Reason unless (x) the Grantee provides written notice to Brunswick of the existence of such condition not later than 60 days after the Grantee knows or reasonably should know of the existence of such condition, (y) Brunswick fails to remedy such condition within 30 days after receipt of such notice and (z) Grantee resigns due to the existence of such condition within 60 days after the expiration of the remedial period described in clause (y) hereof. For purposes of this definition: •    Whether a Reduction in Authority or Responsibility of the Grantee has occurred shall be determined in accordance with the criteria set forth below in the definition of Reduction in Authority or Responsibility; provided, however, that (A) a change in the Grantee’s reporting relationship to another employee who is within the same reporting level (as that term is used in Brunswick’s Delegation of Authority Policy or any successor policy); or (B) a reduction in the Grantee’s business unit’s budget or a reduction in the Grantee’s business unit’s head count or number of direct reports, by themselves, shall not constitute Good Reason.

•    “Reduction in Authority or Responsibility” shall mean the assignment to the Grantee of any duties that are materially inconsistent in any respect with the Grantee’s position (which may include status, offices, titles, and reporting requirements), authority, duties, or responsibilities as in effect immediately prior to such assignment. It is intended by this definition that a Change in Control by itself, absent a Reduction in Authority or Responsibility as described above, will not constitute Good Reason.
•    “Reduction in Compensation” shall mean (i) a reduction in the Grantee’s total annual compensation (defined as the sum of the Grantee’s base salary and target annual bonus) for any calendar or fiscal year, as applicable, to an amount that is less than the Grantee’s total annual compensation in effect immediately prior to such reduction, (ii) the elimination of any Brunswick incentive compensation plan in which Grantee is a participant without the adoption of a substantially comparable replacement plan, or (iii) the failure to provide Grantee with equity compensation opportunities or long-term cash incentive compensation opportunities that have a value that is substantially comparable to the value of the equity compensation opportunities provided to the Grantee immediately prior to the Change in Control.

•“Business Relocation Beyond a Reasonable Commuting Distance” shall mean that, as a result of either a relocation of Brunswick or a reassignment of the Grantee, a change occurs in the Grantee’s principal work location to a location that (i) is more than fifty (50) highway miles from the Grantee’s principal work location immediately prior to the relocation, and (ii) increases the Grantee’s commuting distance in highway mileage.

2024 Stock-Settled Restricted Stock Unit Grant Terms and Conditions                Exhibit 10.13
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

Definitions Continued	“Permanent Disability” means the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Retirement” shall mean that the Grantee’s employment terminates for a reason other than Cause on or after the date on which either (i) the Grantee has either attained age 62, provided that for purposes of age 62, participant must have at least 3 years of continuous service from their latest hire date or (ii) the sum of the Grantee’s age plus years of continuous service from his or her latest hire date equals 70 or more. Notwithstanding anything to the contrary in these terms and conditions, for purposes of applying the favorable Retirement vesting terms set forth herein to grants made to residents of the European Union, the Grantee shall be deemed to be eligible for Retirement if, and only if, the Grantee has attained the retirement date specified in the retirement plan in which such Grantee participates.

Additional Terms and Conditions	This award is subject to the terms of the Plan. The Plan and these Terms and Conditions together constitute the entire agreement of the parties with respect to the subject matter specifically addressed herein. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are conclusive and binding on all interested parties.

This award and any shares delivered pursuant to this award are subject to forfeiture, recovery by Brunswick or other action pursuant to any clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

To the extent permitted by applicable law, Brunswick shall have the right to offset from any amount distributable hereunder any amount that the Grantee owes to Brunswick or any affiliate thereof without the consent of the Grantee (or his or her beneficiary, in the event of the Grantee’s death).

The grant of this award does not guarantee the Grantee the right to or expectation of any future awards under the Plan or any future incentive plan adopted by Brunswick, and the value of the Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or other similar employee benefit.

The Plan may be amended, suspended or terminated at any time. The Plan, these Terms and Conditions, and the Restricted Stock Units will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

* * * * *

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

2024 Stock-Settled Restricted Stock Unit Grant Terms and Conditions                Exhibit 10.13
Pursuant to the Brunswick Corporation 2023 Stock Incentive Plan (the “Plan”)

For questions and or a copy of the Prospectus, please contact: Ed Dabrowski,
Brunswick Corporation
26125 N. Riverwoods Blvd.
Suite 500
Mettawa, Illinois 60045
847-735-4082
ed.dabrowski@brunswick.com

Additionally, certain other publicly-filed documents, including Brunswick’s latest Annual Report on Form 10-K and Proxy Statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, constitute part of the prospectus covering securities that have been registered under the Securities Act. Brunswick’s latest Form 10-K, Proxy Statement and other filings are available on the Brunswick web page at https://www.brunswick.com/investors/sec-filings or the SEC web site at https://www.sec.gov. In addition, a copy of the Form 10-K, Proxy Statement and other publicly-filed documents will also be provided, without charge, upon written request to the contact above.